EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements:

(1)	Registration Statement (Form S-8 No. 333-91525) pertaining to The SCPIE Holdings Inc. Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-89884) pertaining to The 2001 Amended and Restated Equity Participation Plan of SCPIE Holdings Inc., and

(3)	Registration Statement (Form S-8 No. 333-59253) pertaining to The 1997 Equity Participation Plan of SCPIE Holdings Inc.

of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedules of SCPIE Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of SCPIE Holdings Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ending December 31, 2007.

/s/ Ernst & Young LLP

Los Angeles, California

March 14, 2008